Exhibit 5.1

[LETTERHEAD OF FAEGRE DRINKER BIDDLE & REATH LLP]

July 7, 2020

Century Casinos, Inc. 455 E. Pikes Peak Ave., Suite 210 Colorado Springs, Colorado 80903

Re:Century Casinos, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Century Casinos, Inc., a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), related to the Company’s possible issuance and sale from time to time, on a delayed basis, of up to an aggregate offering amount of $100,000,000 of the following securities (collectively, the “Securities”):

(i)	senior and subordinated debt securities (collectively, the “Debt Securities”), issuable directly or in exchange for other Debt Securities or upon exercise of Warrants (as defined below);
(ii)	preferred stock (the “Preferred Stock”) of the Company, issuable directly or in exchange for or upon conversion of other Preferred Stock or Debt Securities or upon exercise of Warrants;
(iii)	common stock (the “Common Stock”) of the Company, issuable directly or in exchange for or upon conversion of Debt Securities or Preferred Stock or upon exercise of Warrants;
(iv)	warrants to purchase Debt Securities, Preferred Stock, or Common Stock (collectively, the “Warrants”);
(v)	depositary certificates representing shares of Common Stock or fractions of a share of Common Stock (the “Depositary Certificates”); and
(vi)	units consisting of two or more of the foregoing (the “Units”).

The Securities may be offered separately or together with other Securities, in separate series, and in amounts, at prices, and on terms to be set forth in the prospectus and one or more supplements to the prospectus constituting a part of the Registration Statement, and in the Registration Statement.  Except as otherwise set forth in the applicable prospectus supplement: (a) any Common Stock will be issued under the Company’s Certificate of Incorporation (the “Certificate of Incorporation”); (b) any series of Preferred Stock will be issued under the Certificate of Incorporation and a certificate of designations (a “Certificate of Designations”) to be approved by the Board of Directors of the Company or a committee thereof and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the Delaware General Corporation Law; (c) any Debt Securities will be issued under one or more indentures in the form filed as Exhibit 4.4 or Exhibit 4.5 to the Registration Statement, with appropriate insertions and supplements thereto (each, an “Indenture”), to be entered into by the Company and a trustee or trustees to be named by the Company (“Trustee”); (d) any Warrants will be issued under warrant agreements (the “Warrant Agreements”), to be entered into by the Company and warrant agents to be named by the Company (each a “Warrant Agent”); (e) any Units will be issued under unit agreements (“Unit Agreements”) to be entered into by and between the Company and the agent named therein; and (f) any Depositary Certificates and Common Stock Depositary Certificates will be issued under deposit agreements (the “Deposit Agreements”).

As part of the corporate actions taken and to be taken in connection with the issuance of the Securities (the “Corporate Proceedings”), the Board of Directors, a duly constituted committee thereof or certain authorized officers of the Company as authorized by the Board of Directors will, before the Securities are issued and sold under the Registration Statement, authorize the issuance and approve the terms of any Securities to be issued and sold from time to time under the Registration Statement.

We have examined or are otherwise familiar with the Certificate of Incorporation, the Amended and Restated Bylaws of the Company, the Registration Statement, such of the Corporate Proceedings as have occurred as of the date hereof, and such other documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing and the assumptions that follow, we are of the opinion that:

1.

Upon (a) the completion of all required Corporate Proceedings relating to the issuance of the Common Stock, (b) the due execution, registration of issuance and delivery of certificates representing the Common Stock, (c) in the case of Common Stock issuable in exchange for or upon conversion of Debt Securities or Preferred Stock or upon the exercise of Warrants or as components of Units, completion of the actions in respect of such Debt Securities, Preferred Stock, Warrants or Units referred to in paragraphs 2, 3, 4 or 5 hereof (as the case may be), and (d) in the case of Common Stock represented by Depositary Certificates, completion of the actions in respect of such Depositary Certificates referred to in paragraph 6 hereof, the Common Stock will be duly and validly issued, fully paid and non-assessable.

2.

Upon (a) the due authorization, execution, acknowledgment, delivery and filing by the Company with, and recording by, the Delaware Secretary of State of the applicable Certificate of Designations, (b) the completion of all required Corporate Proceedings relating to the issuance and terms of the Preferred Stock, (c) the due execution, registration of issuance and delivery of certificates representing the Preferred Stock pursuant to such Certificate of Designations and (d) in the case of Preferred Stock issuable in exchange for or upon conversion of other Preferred Stock or Debt Securities or upon the exercise of Warrants or as components of Units, completion of the actions in respect of such other Preferred Stock, Debt Securities, Warrants or Units referred to in this paragraph 2 or in paragraphs 3, 4 or 5 hereof (as the case may be), the Preferred Stock will be duly and validly issued, fully paid and non-assessable.

3.

Upon (a) the due authorization, execution and delivery of the Indenture by the Company, (b) the qualification of the Indenture under the Trust Indenture Act, (c) the completion of all required Corporate Proceedings relating to the issuance and terms of the Debt Securities, (d) the due authorization, execution, authentication, registration of issuance and delivery of the Debt Securities, and (e) in the case of Debt Securities issuable as components of Units, completion of the actions in respect of such Units referred to in paragraph 4 hereof, the Debt Securities will constitute valid and binding obligations of the Company.

4.

Upon (a) the completion of all required Corporate Proceedings relating to the issuance and terms of the Units, (b) the due authorization, execution and delivery of the Unit Agreement pursuant to which such Units are to be issued, and the due execution and delivery of the Units by the Company, (c) the due authorization, execution, registration of issuance and delivery of any certificates evidencing such Units against payment therefor in accordance with the terms of such Unit Agreement and Units, and (d) deposit of the Securities underlying such Units with the applicable units agent, the Units will constitute valid and binding obligations of the Company.

5.

Upon (a) the completion of all required Corporate Proceedings relating to the issuance and terms of the Warrants, (b) the due authorization, execution and delivery of the Warrant Agreement pursuant to which the Warrants are to be issued, (c) the due authorization, execution and delivery of the Warrants, (d) the due authentication of the Warrants by the Warrant Agent, and (e) in the case of Warrants issuable as a component of Units, completion of the actions in respect of such Units referred to in paragraph 4 hereof, the Warrants will constitute valid and binding obligations of the Company.

6.

Upon (a) the completion of all required Corporate Proceedings relating to the issuance and terms of the Depositary Certificates, (b) the due authorization, execution and delivery of the Deposit Agreement pursuant to which the Depositary Certificates are to be issued, (c) the due authorization, execution and delivery of the Depositary Certificates and (d) in the case of Depositary Certificates issuable as components of Units, completion of the actions in respect of such Units referred to in paragraph 4 hereof, the Depositary Certificates will constitute valid and binding obligations of the Company.

The foregoing opinions assume that (a) the Registration Statement and any amendments or prospectus supplements relating thereto have become and are effective pursuant to timely filings under the Securities Act; (b) a prospectus supplement describing each class and series of Securities offered pursuant to the Registration Statement, to the extent required by applicable law, will be timely filed with the Securities and Exchange Commission (the “Commission”); (c) any Indenture, any Warrant Agreement, any Unit Agreement and any Deposit Agreement has been duly authorized, executed and delivered by all parties thereto other than the Company, and such other parties will have complied with the terms and conditions of the Indenture, Warrant Agreement, Unit Agreement or Deposit Agreement, as applicable; (d) the consideration designated in the applicable Corporate Proceedings for any Securities shall have been received by the Company in accordance with applicable law; (e) any Securities issuable upon conversion, exchange, or exercise of any of the other Securities will have been duly authorized and reserved for issuance (in each case, within the limits of the then remaining authorized but unreserved and unissued amounts of such Securities), and duly executed and delivered and validly issued, as the case may be, in each case in accordance with the terms of the other Securities providing for such conversion, exchange or exercise as approved by the applicable Corporate Proceedings; and (f) at the time of the delivery of the Securities, the Corporate Proceedings related thereto will not have been modified or rescinded; there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of such Securities; none of the particular terms of such Securities will violate any applicable law and neither the issuance and sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any issuance limit in the Corporate Proceedings, any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

We have also assumed (a) the accuracy and truthfulness of all public records of the Company and of all certifications, documents and other proceedings examined by us that have been produced by officials of the Company acting within the scope of their official capacities, without verifying the accuracy or truthfulness of such representations, (b) the genuineness of such signatures appearing upon such public records, certifications, documents and proceedings, (c) the legal capacity of natural persons who are involved on behalf of the Company to enter into and perform the referenced instrument or agreement or to carry out their role in it, (d) the satisfaction by each party to the referenced instrument or agreement (other than the Company) of those legal requirements that are applicable to it to the extent necessary to make the referenced instrument or agreement enforceable against it, (e) the compliance by each party to the referenced instrument or agreement (other than the Company) with all legal requirements pertaining to its status as such status relates to its rights to enforce such instrument or agreement against the Company, (f) the accuracy and completeness of each document submitted for review and the authenticity of each document that is an original or, if such document is a copy, its conformance to an authentic original, (g) the absence of any mutual mistake of fact or misunderstanding, fraud, duress or undue influence, and (h) the compliance of the conduct of the parties to the referenced instrument or agreement with any requirement of good faith, fair dealing, and conscionability.

Without limiting any other qualifications set forth herein, to the extent they relate to the validity, binding effect or enforceability of provisions of any instrument or agreement, each of the foregoing opinions is limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, voidable transactions, fraudulent conveyance, receivership and other laws of general application affecting the enforcement of creditors’ rights, (b) general equity principles, including without limitation, concepts of materiality, reasonableness, good faith, fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, whether considered in proceedings in equity or at law, (c) public policy considerations that may limit the rights of parties to obtain specific remedies or enforce specific terms (including with respect to providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy) and (d) governmental authority to limit, delay or prohibit the making of payments outside the United States.

We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of any Debt Securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) the creation, validity, attachment, perfection, or priority of any lien or security interest, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions for exclusivity, election or cumulation of rights or remedies, (j) provisions authorizing or validating conclusive or discretionary determinations, (k) grants of setoff rights, (l) proxies, powers and trusts, (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (n) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, (o) any provision that provides for rights or remedies upon a change in the composition of the Board of Directors, and (p) the severability, if invalid, of provisions to the foregoing effect.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Colorado, the Delaware General Corporation Law and, solely for purposes of the Debt Securities, the laws of the State of New York. We have assumed for purposes of this opinion that the law governing the Warrants and Units is the law of the State of Colorado and the law governing the Debt Securities is the law of the State of New York.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement and the related prospectus and any registration statement or post-effective amendment to the Registration Statement filed pursuant to Rule 462(b) under the Securities Act and related prospectus with respect to the Securities.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

Very truly yours,

Faegre DRINKER BIDDLE & REATH LLP

By: /s/ Douglas R. Wright